UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2016

NICOLET BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	001-37700	47-0871001
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 North Washington Street

Green Bay, Wisconsin 54301

(Address of principal executive offices)

(920) 430-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon mutual agreement, as provided for under Section 4.1(d) of the Employment Agreement dated April 29, 2016 (the “Employment Agreement”), Mr. Robert J. Cera and Nicolet Bankshares, Inc. (“the “Company”) and Nicolet National Bank (the “Bank”) (collectively the “Parties”) have agreed to terminate Mr. Cera’s employment effective May 24, 2016 (the “Termination Date”). The Parties executed an Agreement for Separation of Employment (the “Agreement”) on May 24, 2016, which is filed herewith. The Agreement addresses consideration, among other terms, to Mr. Cera in connection with his departure, including a lump sum cash payment of $2 million payable within 30 days following the Termination Date and accelerated, full vesting of stock options and restricted stock units previously issued by Baylake Corp. to Mr. Cera under the Baylake Corp. 2010 Equity Incentive Plan (acceleration of which Mr. Cera had previously waived in connection with the merger); and the forfeiture of the $250,000 retention bonus described in Section 3.4 of the Employment Agreement and of the 25,974 shares of unvested restricted stock issued to Mr. Cera on April 29, 2016 pursuant to Section 3.5 of the Employment Agreement. The Agreement also includes mutual releases and non-disparagement provisions. The non-compete and non-solicitation provisions of the Employment Agreement will remain in place.

As a result, Mr. Cera no longer serves as Co-Chairman, Co-President and Co-Chief Executive Officer of the Company, nor as Co-Chairman of the Bank. Mr. Bob Atwell will continue, singularly, as Chairman, President and CEO of the Company, and as Chairman of the Bank. Mr. Cera has also resigned from the Company and Bank Boards.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Agreement and Separation of Employment, dated May 24, 2016, by and among the Company, the Bank and Mr. Cera

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2016	NICOLET BANKSHARES, INC.

	By:	/s/ Ann K. Lawson
Ann K. Lawson
Chief Financial Officer